SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2019

AEROCENTURY CORP.

(Exact name of Registrant as specified in its charter)

Delaware	94-3263974
(State of Incorporation)	(I.R.S. Employer Identification No.)

000-1036848

(Commission File Number)

1440 Chapin Avenue, Suite 310

Burlingame, CA 94010

(Address of principal executive offices including Zip Code)

650-340-1888

(Registrant's telephone number, including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

(a)	Credit Agreement and Security Agreement

On February 8, 2019, AeroCentury Corp. (the “Company”), through four wholly owned subsidiary limited liability companies (“LLC Borrowers”), entered into a Credit Agreement (“Credit Agreement”) with Norddeutsche Landesbank Girozentrale, New York Branch (“Lender”) that provides for six separate term loans (collectively, the “Term Loans”) with an aggregate principal amount of $44.3 million. Each of the Term Loans is secured by a first priority security interest in a specific aircraft (“Term Loan Collateral Aircraft”) owned by an LLC Borrower, the lease for such aircraft, and a pledge by the Company of its membership interest in each of the LLC Borrowers, pursuant to a Security Agreement (the “Security Agreement”) among the LLC Borrowers and Wilmington Trust Company, as Security Trustee, and certain pledge agreements. The interest rates payable under the Term Loans vary by aircraft, and are based on a fixed margin above either 30-day or 3-month LIBOR. The proceeds of the Term Loans were used to pay off Company debt from its purchase the Term Loan Collateral Aircraft. The maturity of each Term Loan varies by aircraft, with the first Term Loan maturing in October 2020 and the last Term Loan maturing in May 2025. The debt under the Term Loans is expected to be fully amortized by rental payments and remarketing proceeds received by the LLC Borrowers from the lessees of the Term Loan Collateral Aircraft during the terms of their respective leases.

The Credit Agreement includes covenants that impose various restrictions and obligations on the LLC Borrowers, including covenants that require the LLC Borrowers to obtain the Lender’s consent before they can take certain specified actions. Events of default under the Credit Agreement and the Security Agreement include, among others: any failure by the LLC Borrowers to make payments thereunder when due; certain defaults by the lessees of the Term Loan Collateral Aircraft under their lease agreements for such aircraft; any misrepresentation by an LLC Borrower in the Credit Agreement or the Security Agreement or failure by an LLC Borrower to perform its obligations thereunder; the occurrence of certain bankruptcy events; any lapse or failure to maintain insurance coverage on the Term Loan Collateral Aircraft; and any suspension or cessation of business of an LLC Borrower or the Company. If such an event of default occurs, subject to certain cure periods for certain events of default, the Lender would have the right to terminate its obligations under the Credit Agreement, declare all or any portion of the amounts then outstanding under the Term Loans to be accelerated and due and payable, and/or exercise any other rights or remedies it may have under applicable law, including foreclosing on the assets that serve as security for the Term Loans.

The foregoing description of the Credit Agreement and the Security Agreement is intended to be a summary and is qualified in its entirety by the copies of the Credit Agreement and the Security Agreement filed as Exhibits 10.1 and 10.2 hereto.

(b)	Master Agreement for Interest Rate Swap Transactions

On January 7, 2019, in anticipation of the closing of the Term Loans, each of the LLC Borrowers and Norddeutsche Landesbank Girozentrale (“Swap Counterparty”) entered into an International Swap Dealers Association, Inc. 2002 Master Agreement (“ISDA Master Agreement”), facilitating each of the Borrower LLCs to enter into an interest rate hedging transaction (collectively, the “Swap Transactions”) to effectively convert the variable rate payments due under the Term Loans into fixed rate payment obligations, at a weighted average weight of approximately 5.8% per annum. The Swap Transactions will be governed by the ISDA Master Agreement, including the related Schedule to the ISDA Master Agreement (“Schedule”). The Company's obligations to Swap Counterparty under the ISDA Master Agreement are secured by the collateral which secures the Term Loans under the Credit Agreement.

The foregoing description of the ISDA Master Agreement is intended to be a summary and is qualified in its entirety by the copies of the ISDA Master Agreement, Schedule and related confirmations filed as Exhibit 10.3 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement, dated February 8, 2019, among ACY SN 15129 LLC, ACY E-175 LLC, ACY SN 19002 Limited, and ACY SN 19003 Limited, Wilmington Trust Company, as Security Trustee, Norddeutsche Landesbank Girozentrale, New York Branch, as Agent, and Norddeutsche Landesbank Girozentrale, as swap counterparty

10.2	Security Agreement, dated February 8, 2019, among ACY SN 15129 LLC, ACY E-175 LLC, ACY SN 19002 Limited, and ACY SN 19003 Limited, Wilmington Trust Company, as Security Trustee, and certain other parties

10.3	Form of ISDA Master Agreements, Schedules and Confirmations of Interest Rate Swaps between Norddeutsche Landesbank Girozentrale, as swap counterparty, and each of ACY SN 15129 LLC, ACY E-175 LLC, ACY SN 19002 Limited, and ACY SN 19003 Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  February 14, 2019

AEROCENTURY CORP.

By:	/s/ Toni M. Perazzo
Toni M. Perazzo
S.V.P - Finance & Chief Financial Officer